Exhibit 10.6


                      FORBEARANCE AGREEMENT AND FIFTEENTH
                    AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FORBEARANCE AGREEMENT AND FIFTEENTH  AMENDMENT TO LOAN AND
SECURITY AGREEMENT (this "agreement"), dated as of January 31,
2003 is made by and between ART'S-WAY MANUFACTURING CO., INC., a Delaware corporation ("Borrower"), and UPS CAPITAL CORPORATION, a Delaware corporation ("UPSC" or "Lender"), as successor-in-interest to BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, the successor to Bank of America National Trust & Savings Association
("BofA").

RECITALS
A. Borrower and BofA entered into that certain Loan and Security Agreement, dated as of August 31, 1995 (the "Orginal Loan Agreement"), as amended by the First Amendment to Loan and Security Agreement dated as of April 12, 1996 (the"First Amendment"); as further amended by the Waiver and Second Amendment to Loan and Security Agreement dated as of August 30, 1996 (the "Second Amendment"); as further amended by the Waiver and Third Amendment to Loan and Security dated as of July 14, 1997 (the Third Amendment"); as further amended by the Waiver and Fourth Amendment to Loan and Security Agreement dated as of April 23, 1998 (the"Fourth Amendment"); as further amended by the Waiver and Fifth Amendment dated as of February 24,1999 (the "Fifth Amendment");
as further amended by the Waiver and Sixth Amendment to Loan and Security Agreement dated as of May 31, 1999 (the"Sixth Amendment"); as further amended by the Forbearance Ageement and Seventh Amendment to Loan and Security Agreement dated of August 31, 2000 (the "Seventh Amendment"); as further amended by the Forbearance Agreement and Eight Amendment to Loan and Security Agreement dated as of August 31, 2000 (the"Eighth Amendment")' as further amended by the Forbearance Agreement and Ninth Amendment to Loan and Security Agreement dated as of Janaury 15, 2000 (the "Ninth
Amendment"); as further amended by the Forbearance Agreement and Tenth Amendment to Loan and Security Agreement dated as of Februay 15, 2001 (the "Tenth Amendment"); as further amended by the Forbearance and Eleventh Amendment to Loan and Security
Agreement dated as of April 15, 2001; as further amended by the Forbearance Agreement and Twelfth Amendement to Loan and Security Agreement dated as of June 15, 2001 (the
"Twelfth Amendement"); as further amended by the Forbearance
Agreement and Wavier to Loan and Security Agreement, dated as July 13, 2001 (the "Thirteenth Amendment"); and as futher amended by the Forbearance Agreement and Waiver to Loan and Security Agreement, dated as of September 15, 2001 (the
"Fourteenth Amendment") (the Original Loan Agreement, as amended by the First Amendment through the Fourteenth Amendment, is referred to herein as the "Loan Agreement"), pursuant to which BofA agreed, among other things , to make loans and other financial accommodations to Borrower (collectively, the "Loans"), subject to the terms and conditions set forth in the Loan
Agreement.

   B. Effective on August 31, 2001, B of A assigned to UPSC the entire right, title and interest of BofA in and to the Loans under the Loan Agreement.

  C. Borrower has acknowledged to Lender that Borrower has breached certain provisions of the Loan Agreement (the "Forbearance
Events of Default", as that term is hereinafter defined) and that the breach constitutes an Event of Default under the Loan
Agreement.

   D. Borrower has requested that Lender forbear from exercising its rights and remedies under the Loan Agreement, which Lender has agreed to do subject however, to the terms and conditions of this Agreement, including, without limitation, the amendment to the Loan
Agreement set forth herein.

   NOW, THEREFORE, in consideration of the premises, and in order to induce Lender to amend the Loan Agreement pursant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby achnowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms and phrases used in this Agreement shall have the same meaning as are specifically set forth in the Loan Agreement.

2. Forbearance Event of Default. As of May 31, 1999, an Event of Default (the "Initial Forbearance Event of Default") occurred under the Loan Agreement; namely the Fixed Maturity Coverage ratio of 1.0 to 1.0 was not maintained in violation of the provisions of Section 9.26 of the Loan Agreement. Notice of this Forbearance Event of Default was provided to Borrower pursuant to various letters from BofA dated August 19, 1999, September 15, 1999,
October 20, 1999, and April 28, 2000. In addition, another Event of Default (the "Second Forbearance Event of Default"; the Initial Forbearance Event of Default and the Second Forbearance Event of Default are collectively referred to herein as the "Forbearance Events of Default") occurred as of May 31, 2001 in that Borrower again failed to comply with the Fixed Maturity Coverage ratio of 1.0 to 1.0 as required by the terms of the Loan
Agreement. Borrower hereby acknowledges the occurrence and continuance of the Forbearance Events of Default.

3. Forbearance. Lender previously agreed to forbear from exercising any rights and remedies under the Loan Agreement and applicable law because of the Forbearance Events of Default for a limited time period, expiring November 15, 2001, on the terms set forth in the Fourteenth Amendment. By subsequent letter agreement, Lender agreed to extend such forbearance through January 31, 2003. In accordance with the terms hereof, Lender agrees that, notwithstanding the occurrence of the Forbearance Events of Default and until the expiration of the "Forbearance Period" (as hereinafter defined), Lender will temporarily forbear from exercising any rights and remedies under the Loan Documents and applicable law and Lender will continue to make loans to Borrower in accordance with and subject to the terms and conditions of the Loan Agreement, as modified and amended by the terms of this Agreement, as though the Forbearance Event of Defaults had not occurred and did not exist, provided however that in addition to and not in derogation of any of Lender's other rights under the Loan Agreement, Lender hereby specifically reserves the right to unilaterally and in Lender's sole and absolute discretion, impose additional reserves and to reduce the Eligible Inventory Sublimit and other sublimits under the Loan Agreement from time to time. As consideration for Lender's entering into this Agreement and to induce Lender to waive the effect of the Forbearance Events of Default on a temporary basis as set forth herein, Borrower acknowledges and agrees that Lender may take the actions described in the preceding sentence without approval from or notice to Borrower and even if the actions so taken by Lender would otherwise be deemed to be commercially unreasonable, economically burdensome or detrimental to Borrower. Borrower hereby consents to any such action or actions on the part of Lender and irrevocably waives any and all rights that Borrower possesses to object to any such action or actions. Upon termination of the Forbearance Period, Lender's agreement to forbear hereunder shall be null and void and Lender shall be free to exercise its rights and remedies under the Loan Agreement and other Loan Documents and applicable law, immediately and without further notice. As used herein, the term "Forbearance Period" means the period beginning on the date hereof and continuing through December 1, 2003 or any earlier date on which Lender terminates its forbearance hereunder as provided in the following sentence. Lender may terminate its forbearance hereunder prior to December 1, 2003 and exercise its rights and remedies under the Loan Agreement, the other Loan Document and at law if it determines that any of the following events has occurred: (i) any Event of Default, other than the Forbearance
Events of Default (and other than a default under any financial covenant set forth in the Loan Agreement), under the Loan Agreement or any of the other Loan Documents; (ii) a "Material Adverse
Change" (as that term is hereinafter defined); or (iii) the failure of Borrower to perform, comply with and observe each and every covenant, warranty, duty and obligation of Borrower hereunder.
As used herein, the term "Material Adverse Change" means any material adverse change from and after the date hereof in (a) the financial condition, credit, business, prospects, properties or operations of the Borrower,(b) the ability of the Borrower to perform its obligations under the Loan Agreement and the Loan
Documents to which it is a party on a timely basis other than with respect to the Forbearance Events of Default, or (c) the value of the Collateral.

4. Amendments to Loan Agreement

4.1 Section 1.1 Definitions. Section 1.1 of the Loan Agreement is hereby amended by deleting therefrom the definitions of "Revolving Loan Facility" and "Total Revolving Loan Facility" and inserting the following definitions in lieu thereof.

"Revolving Loan Facility" means $2,000,000.

"Total Revolving Loan Facility" means, as of any date of determination thereof, the lesser at such point in time of:
(a) the amount of the Revolving Loan Facility and (b) the sum of (i) an amount equal to seventy-two percent (72%) of the Net Amount of Eligible Accounts; provided that the aggregate amount of the Loans made against that portion of Eligible Accounts consisting of Accounts with stated terms greater than net thirty
(30) days shall be limited to $250,000, and (ii) the lesser of
(A) $1,500,000, and (B) the amount of Eligible Inventory (determine on a first-in-first-out basis) calculated at the lesser of cost or market; provided, that the applicable advance rates against portions of Eligible Inventory shall not exceed the respective percentages set forth below:

TYPE OF ELIGIBLE INVENTORY                ADVANCE RATE
Work in Process                                 0%
Manufactured Parts                              0%
Purchased Parts                                 0%
Raw Materials                                  50%
Standard Parts                                 50%
Service Parts                                  50%
Finished Goods                                 60%

4.2 Section 2.1 Total Facility. For all purposes of the Loan Agreement the "Total Facility" shall mean, at any time, the maximum amount of the revolving line of credit made available to Borrower pursuant thereto, as reduced hereby, i.e. $2,000,000, plus the outstanding principal balance of the Term Loan at such time.

4.3 Section 12.1 Term and Termination. Section 12.1 of the
Loan Agreement is hereby deleted and the following is substituted in lieu thereof:

12.1 Term and Termination. This agreement shall terminate on December 1, 2003. The Borrower may also terminate this Agreement at any time during its term if: (a) it gives the Lender ten (10) days prior written notice of termination by registered or certified mail; and (b) it pays and performs all Obligations prior to the effective date of termination. The Lender may also terminate this Agreement without notice in accordance with the provisions of paragraph 3 of that certain Forbearance Agreement and Fifteenth Amendment to Loan and Security Agreement, dated as of January 31, 2003, between the Borrower and the Lender. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full, the Lender shall retain all of its rights and remedies hereunder (including, without limitation, the Security Interest in and all rights and remedies with respect to all then existing and after-acquired Collateral)."

5. Agreements with Respect to Loans. Lender agrees to continue to make Revolving Loans to Borrower subject to all of the other provisions of the Loan Agreement during the Forbearance Period and subject to the rights Borrower has granted Lender in the Loan Agreement in general and in paragraph 3 in particular relating to the establishment of reserves and the reduction of inventory and other sublimits, provided that notwithstanding anything implied or expressed to the contrary in the Loan Agreement as a result of the Forbearance Events of Default:

(a) Lender shall have no obligation to issue Letters of Credit pursuant to Section 2.3(c), provided however, that if Lender chooses to issue any Letters of Credit or if any Letters of Credit are outstanding, the Letter of Credit Fee shall be equal to four percent (4%) per annum of the undrawn face amount of each such Letter of Credit as contemplated in the definition of Default Rate. Except for the change in the amount of the Letter of Credit fee, the provisions of Section 3.6 of the Loan Agreement shall remain in full force and effect with respect to any Letter of Credit issues by Lender;

(b) Lender intends to conduct audits of Borrower at regular intervals of approximately every sixty (60) days at Borrower's cost pursuant to Lender's rights under Section 16.9 of the Loan
Agreement;

(c) Lender shall make no new Capital Expenditure Loan pursuant to Lender's rights under Section 10.2 of the Loan Agreement; and

(d) Lender shall not make any LIBOR Rate Loans or convert any Loans into LIBOR Rate Loans pursuant to Lender's rights under Sections 3.3(a)(ii) and 3.3(h) of the Loan Agreement.

6. No Waiver of Forbearance Event of Default. Nothing in this Agreement shall be deemed to waive the Forbearance Events of Default, any other Event of Default, or, except as expressly provided herein, limit or impair Lender's rights or remedies under the Loan Agreement, the Loan Documents, or applicable law, all of which are hereby expressly reserved.

7. Release of Lender. Borrower hereby agrees and acknowledges that (a) Lender has performed all obligations and duties owed to Borrower as of the date hereof; and (b) in consideration of Lender's forbearance and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower fully and forever remises, releases and discharges and does hereby fully and forever remise, release and discharge
Lender and each of its subsidiary and affiliated corporations, and each and all of its or their respective directors, officers, employees, attorneys, accountants, consultants, and other agents, of and from all manner of actions, cause and causes of action, expenses, losses, damages, judgments, executions, claims and demands of whatsoever kind or nature, of law or in equity, whether known or unknown, arising out of or relating in any manner, cause or thing whatsoever, which Borrower may have had, or now has, or which the Borrower hereafter can, shall or may have, for or by reason of any manner, cause or thing whatsoever, whenever arising, to and including the date of this Agreement, whether in respect of BofA, in respect of Lender, or otherwise.

8. Event of Default. Borrower hereby acknowledges and agrees that a breach by Borrower of any term, provision, covenant or condition herein set forth or herein required of Borrower to be kept or performed, shall constitute an Event of Default under the Loan Documents.

9. Acknowledgments of Borrower. Borrower hereby acknowledges and agrees that: (a) Borrower has no defense, offset or counter-claim with respect to the payment of any sum owed to Lender, or with respect to the performance or observance of any warranty or covenant contained in the Loan Agreement or any other Loan Document; (b) Lender has performed all obligations and duties owed to Borrower through the date hereof; (c) there is owing by Borrower on the date hereof in respect of the Loans, an aggregate unpaid principal balance of $750,330.57, including
(A) $216,059.88 in respect of the Revolving Loans, (B) $534,270.69, in respect of the Term Loan, and (C) $100,000, in respect of Letters of Credit, plus, in each case, accrued interest and fees; and (d) the Loans shall continue to bear interest until paid in full at the Default Rate, which is equal to Reference Rate plus four percent (4%) per annum.

10. Representations and Warranties of Borrower. To induce Lender to amend the Loan Agreement and to consider making future Loans thereunder, Borrower represents and warrants to Lender that:

10.1 Compliance with Loan Agreement. On the date hereof and other than with respect to the Forbearance Events of Default, Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement (as modified by this Agreement) and no other Default or Event of Default has occurred and is continuing.

10.2 Representations and Warranties under the Loan Agreement.
On the date hereof and other than with respect to the Forbearance Event of Default, the representations and warranties set forth in Section 8 of the Loan Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

10.3 Corporate Authority. Borrower has full power and authority to consummate this Agreement, and to make the borrowings under the Loan and has full power and authority to incur and perform the obligations provided for under the Loan Agreement and this Agreement, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Agreement.

10.4 Agreement as Binding Agreement. This Agreement and the Loan Agreement (as modified by this Agreement) constitute the valid and legally binding obligations of Borrower fully enforceable against Borrower in accordance with their respective terms.

10.5 No Conflicting Agreements. The execution and performance by Borrower of this Agreement, and the borrowing by Borrower under the Loan will not, (i) to the best knowledge of Borrower, violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of Borrower; or (ii) violate any indenture, contract, agreement or other instrument to which Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, other than in favor of Lender.

11. Effectiveness of this Agreement. The agreements set forth above shall become effective as of the date of the execution of this Agreement. Lender shall receive all of the following, each duly executed and dated the date hereof, in form and substance satisfactory to the Lender: (a) this Agreement; and (b) such other instruments, documents, waivers and consents as Lender reasonably may request.

12. Effect on Loan Agreement. Except as specifically amended hereby, the terms and provisions of the Loan Agreement are in all other respects ratified and confirmed and remain in full force and effect. All references to the Loan Agreement in any document, instrument or agreement executed in connection with the Loan Agreement shall be deemed to refer to the Loan Agreement as qualified hereby.

13. Forbearance Fee: Lender's Fees and Expenses. Borrower shall pay to Lender on the date hereof a fee in the amount of $10,000 in consideration of Lender's extension of its previous forbearance pursuant to this Agreement. Borrower hereby agrees to pay all reasonable out-of-pocket expenses incurred by Lender in connection with the preparation, negotiation and consummation of this Agreement, and all other documents related hereto
(whether or not any borrowing under the Loan Agreement as amended shall be consummated), including, without limitation,
(i) the reasonable fees and expenses of Lender's counsel (including the allocated cost and expense of in-house counsel), and any filing fees and recordation tax required in connection with the filing of any documents necessary to consummate the provisions of this Agreement, (ii) the costs and expenses of Lender or its counsel incurred conducting searches of the public records to ascertain whether any Liens not constituting Permitted Liens exist; and (iii) the costs and expenses of Lender incurred prior to or subsequent to the Closing Date in conducting field examinations and Collateral evaluations, including the costs of obtaining updated appraisals of property, plant and equipment of Borrower.

14. Successors. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns.

15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

16. Venue and Waiver of Jury Trial. The provisions of
Section 16.4 and 16.5 of the Loan Agreement are incorporated herein and made a part hereof and shall govern and apply to this Agreement as if set forth in full herein.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ART'S-WAY MANUFACTURING CO., INC.
By:  /s/ John C. Breitung
Name:    John C. Breitung
Title:   Chief Executive Officer

UPS CAPITAL CORPORATION
the successor to Bank of America National Assocation
By:  /s/  Don Whitehead
Name:     Don Whitehead
Title:    Managing Director, Portfolio